Exhibit (a)(1)(I)

Contact:

Michael Botelho

Vice President, Strategy and Investor Relations

Nortek, Inc.

401.751.1600

michael.botelho@nortek.com

Nortek Announces Shares Successfully Tendered to Melrose Industries PLC and Subsequent Closing of Acquisition

Providence, RI, August 31, 2016 — Nortek, Inc. (Nasdaq: NTK) (“Nortek” or the “Company”), a global diversified industrial company with leading brands and innovative air management and technology-driven solutions for residential and commercial applications, today announced the successful completion of Melrose Industries PLC’s (“Melrose”) tender offer to purchase all outstanding shares of Nortek for $86.00 per share net, in cash and without interest. The tender offer expired at 2:00 a.m. (New York City time) on August 31, 2016.

Melrose subsequently completed the acquisition of the remaining eligible Nortek shares not acquired in the tender offer through a merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. As a result, Nortek shares will no longer be traded on the NASDAQ, and Nortek is now a wholly owned indirect subsidiary of Melrose.

As of the expiration of the tender offer, 14,860,844 shares were validly tendered and not withdrawn in the tender offer, representing approximately 93 percent of Nortek’s outstanding shares, according to the depositary for the tender offer. Notices of Guaranteed Delivery were delivered with respect to 188,012 additional shares, representing approximately 1 percent of Nortek’s shares, according to the depositary. Melrose has accepted for payment and will promptly pay for all validly tendered and not withdrawn shares.

All eligible Nortek shares that were not validly tendered have been converted into the right to receive $86.00 per share net, in cash and without interest — the same price paid in the tender offer.

About Nortek

Nortek is a global, diversified industrial company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company’s broad array of offerings includes ventilation products such as range hoods and bathroom fans, security and audio/video solutions, heating and cooling products, air management systems and ergonomic and productivity solutions.

As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “will,” or “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, readers are urged to carefully review and consider the reports and filings of Nortek with the Securities and Exchange Commission including the description of “risk factors” set forth under Item 1A in our Annual Report on Form 10-K and any further disclosures the Company makes on related subjects in subsequent reports filed with the SEC.